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                                                                 Exhibit 10.11

                                  [LOGO]

March 10, 1999

Mr. Gordon Yamate
126 Robin Way
Los Gatos, California 95032


Dear Gordon,

We are pleased to offer you employment as Vice President and General Counsel for Network Computer, Inc. ("NCI" or "the Company"). Your annual salary will be $200,000 less applicable withholding. You will also be eligible to participate in the Senior Management Bonus Plan, based upon goals and objectives as determined by the Chief Executive Officer and agreed upon by both parties. Details for the bonus plan will be provided to you subsequent to your start date. Your starting date will be pursuant to discussions with Mitchell Kertzman.

As an employee of NCI, you will be eligible to participate in a number of Company-sponsored benefits, including health and medical benefits. Subject to the Board of Director's approval, the Company will grant you an option to purchase up to 375,000 shares of the Company's common stock with an exercise price per share equal to the fair market value per share on the later of the date of the board action or the date that you commence employment with the Company. The option will vest as follows: 25% on the first anniversary of the date of hire, and monthly thereafter, in equal increments upon the completion of each of the next 36 months of service. The option is granted subject to the terms of the Company's 1996 Stock Option Plan and its related agreements. However, should the Company experience a Change in Control within your first 12 months of service, which results in the termination of your employment without Cause within [12] months of your hire date, you will become vested in 25% of your original option grant, as if you had provided 12 months of service. For purposes of this letter, a termination of employment without Cause will include continued employment (or an offer for continued employment) at a level below that for which you were originally hired.

Change in Control is defined as (i) a proposed sale, transfer or disposition of all or substantially all of the Company's assets or (ii) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who own less than 50% of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity; provided, however, that a transaction or series of transactions in which Oracle Corporation sells or otherwise disposes of the securities of the Company, such that Oracle Corporation holds less than 50% of the Company's aggregate outstanding securities, shall not in itself be deemed a Change in Control. In addition, a transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transaction.

                                 [LETTERHEAD]

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                                  [LOGO]

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MR. GORDON YAMATE



Cause is defined as: (i) the commission of any act of fraud, embezzlement or dishonesty, (ii) any unauthorized use or disclosure of confidential information or trade secrets of the Company (or any parent or subsidiary), or
(iii) any other intentional misconduct adversely affecting the business or affairs of the Company (or any parent or subsidiary) in a material manner.
The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Company (or any parent or subsidiary) may consider as grounds for your dismissal or discharge or the discharge of any other person in the service of the Company (or any parent or subsidiary).

Your employment with the Company is not for a specific term and can be terminated by you or by the Company at any time for any reason, with or without cause. We request that all of our employees, to the extent possible, give us advance notice if they intend to resign. Your employment with the Company is also contingent upon you executing the Proprietary Information Agreement, Employment Agreement and upon you providing the Company with the legally required proof of your identity. The Company also requires proof of eligibility to work in the United States.

To confirm your acceptance of this employment agreement, please sign and date this letter in the spaces provided below and return it to me. A duplicate original is enclosed for your records. This letter, along with other agreements referred to above, set forth the terms of your employment with the Company. This agreement supersedes any prior representations or agreements between you and the Company, whether written or oral, and it may not be modified or amended except by a document signed by an authorized officer of the Company and you. This offer, if not accepted, will expire on March 14, 1999.

Sincerely,


/s/ Mitchell E. Kertzman

Network Computer Inc.
By:  Mitchell E. Kertzman
     President and Chief Executive Officer

I agree to and accept employment with Network Computer, Inc. on the terms set forth in this agreement.


  /s/ Gordon Yamate                               3/12/99
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Gordon Yamate                                       Date